Exhibit 10.68

NEW LENDER SUPPLEMENT

Reference is made to the Credit Agreement, dated as of January 18, 2008 (as amended, supplemented or modified from time to time, the “Credit Agreement”), among SBA Senior Finance, Inc., a Florida corporation (the “Borrower”), the several banks and other financial institutions or entities from time to time parties thereto (the “Lenders”) and Toronto Dominion (Texas) LLC, as Administrative Agent. Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

The New Lender identified on Schedule 1 hereto (the “New Lender”), the Administrative Agent and the Borrower agree as follows:

1. The New Lender hereby irrevocably makes a Revolving Credit Commitment to the Borrower in the amount set forth on Schedule 1 hereto (the “New Revolving Credit Commitment”) pursuant to Section 2.19(b) of the Credit Agreement. From and after the Effective Date (as defined below), the New Lender will be a Lender under the Credit Agreement with respect to the New Revolving Credit Commitment.

2. The Administrative Agent (a) makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with the Credit Agreement or with respect to the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Credit Agreement, any other Loan Document or any other instrument or document furnished pursuant thereto; and (b) makes no representation or warranty and assumes no responsibility with respect to the financial condition of the Parent, Holdings or the Borrower, any of their respective Subsidiaries or Affiliates or any other obligor or the performance or observance by the Parent, Holdings or the Borrower, any of their respective Subsidiaries or Affiliates or any other obligor of any of their respective obligations under the Credit Agreement or any other Loan Document or any other instrument or document furnished pursuant hereto or thereto.

3. The New Lender (a) represents and warrants that it is legally authorized to enter into this New Lender Supplement; (b) confirms that it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant to Section 4.1 of the Credit Agreement and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this New Lender Supplement; (c) agrees that it will, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Agreement, the other Loan Documents or any other instrument or document furnished pursuant hereto or thereto; (d) appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers and discretion under the Credit Agreement, the other Loan Documents or any other instrument or document furnished pursuant hereto or thereto as are delegated to the Administrative Agent by the terms thereof, together with such powers as are incidental thereto; and (e) agrees that it will be bound by the provisions of the Credit Agreement and will perform in accordance with its terms all the obligations which by the terms of the

Credit Agreement are required to be performed by it as a Lender, including, if it is organized under the laws of a jurisdiction outside the United States, its obligation pursuant to Section 2.15 of the Credit Agreement.

4. The effective date of this New Lender Supplement shall be the Effective Date of the New Revolving Credit Commitment described in Schedule 1 hereto (the “Effective Date”). Following the execution of this New Lender Supplement by each of the New Lender and the Borrower, it will be delivered to the Administrative Agent for acceptance and recording by it pursuant to the Credit Agreement, effective as of the Effective Date (which shall not, unless otherwise agreed to by the Administrative Agent, be earlier than five Business Days after the date of such acceptance and recording by the Administrative Agent).

5. Upon such acceptance and recording, from and after the Effective Date, the Administrative Agent shall make all payments in respect of the New Revolving Credit Commitment (including payments of principal, interest, fees and other amounts) to the New Lender for amounts which have accrued on and subsequent to the Effective Date.

6. From and after the Effective Date, the New Lender shall be a party to the Credit Agreement and, to the extent provided in this New Lender Supplement, have the rights and obligations of a Lender thereunder and shall be bound by the provisions thereof.

7. This New Lender Supplement shall be governed by and construed in accordance with the laws of the State of New York.

IN WITNESS WHEREOF, the parties hereto have caused this New Lender Supplement to be executed as of the date first above written by their respective duly authorized officers on Schedule 1 hereto.

Schedule 1

to New Lender Supplement

Name of New Lender: The Royal Bank of Scotland Group plc

Effective Date of New Revolving Credit Commitment: March 6,2008

Principal Amount of New Revolving Credit Commitment: $50 million

THE ROYAL BANK OF SCOTLAND GROUP PLC		SBA SENIOR FINANCE, INC.

By:	/s/ Andrew Wynn	By:	/s/ Jeffrey A. Stoops
Name:	Andrew Wynn	Name:	Jeffrey A. Stoops
Title:	Managing Director	Title:	President and Chief Executive Officer

Accepted:

TORONTO DOMINION (TEXAS) LLC, as Administrative Agent

By:	/s/ Deborah Gravinese
Name:	Deborah Gravinese
Title:	President

THE TORONTO-DOMINION BANK, as Issuing Lender

By:	/s/ Deborah Gravinese
Name:	Deborah Gravinese
Title:	Managing Director